EXHIBIT 23.1

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2003, except for Notes 11 and 13, for which the date is March 27, 2003, relating to the financial statements, which appears in Osteotech, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation of our report dated February 21, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


         PricewaterhouseCoopers LLP
         Florham Park, NJ
         August 15, 2003